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                                                                     EXHIBIT 8.3
[Letterhead of Bell, Boyd & Lloyd LLC]

                               September 14, 2001


divine, inc.
1301 North Elston Avenue
Chicago, IL 60622


Ladies & Gentlemen:

     We have represented divine, inc., a Delaware corporation (the "Parent"), in connection with the Agreement and Plan of Merger (the "Merger Agreement") by and among the Parent, DI1 Acquisition Company ("Merger Sub") and Open Market, Inc., a Delaware corporation (the "Company") dated as of August 15, 2001. We are delivering this opinion pursuant to Section 7.1(f) of the Merger Agreement. Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company.

     We have reviewed the Merger Agreement and such other documents as we deemed necessary for the purposes of this opinion, including the Registration Statement on Form S-4 that includes the Joint Proxy Statement and Prospectus relating to the Merger Agreement. For the purpose of rendering this opinion, we have relied upon the representations made in the Merger Agreement and upon certificates of the Company and the Parent. We have assumed that the Merger will be consummated in accordance with the Merger Agreement without the waiver or modification of any terms and conditions of the Merger Agreement and that the representations made by the Company and Parent will be accurate at the time of the consummation of the Merger. In rendering this opinion, we have assumed that Hale & Dorr has delivered, and has not withdrawn, the opinion provided for in Section 7.1(f) of the Merger Agreement.

     Based on the foregoing, we are of the opinion that, the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

     In addition to your request for our opinion on this specific matter of federal income tax law, you have asked us to review the discussion of federal income tax issues contained in the Form S-4. We have reviewed the discussion entitled "United States Federal Income Tax Consequences" and believe that, insofar is it relates to statements of law and legal conclusions, it is correct in all material respects.



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     We consent to the filing of this opinion as Exhibit 8.3 to the
Registration Statement referred to above and to the reference to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                                       Very truly yours,

                                       /s/ BELL, BOYD & LLOYD LLC